Exhibit 99.1

Joseph Feliciani, Jr. Joins Focus Financial Partners Board of Directors

New York, NY — February 28, 2019 — Focus Financial Partners Inc. (NASDAQ: FOCS) (“Focus”), a leading partnership of independent, fiduciary wealth management firms, today announced that Joseph Feliciani, Jr., former Chief Operating Officer of Finance and Chief Accounting Officer for BlackRock, has been elected to Focus’ board of directors and will serve on its audit committee, effective in each case as of April 1, 2019.

Feliciani is a senior finance executive with 40 years of leadership experience in the financial services industry. During his 20-year tenure with BlackRock, Feliciani built and oversaw a world-class global finance capability. He led the accounting function through a series of transactions which contributed to BlackRock’s transformation into the largest asset manager in the world, including its initial public offering in 1999 as well as its acquisitions of Merrill Lynch Investment Managers in 2006 and Barclays Global Investors in 2009. He also has experience operating within multiple international regulatory environments and helped build finance centers of excellence in Europe and Asia, which significantly enhanced BlackRock’s operational efficiency and controls.

“Joe has an extraordinary finance background and we are excited to welcome him to Focus’ board of directors,” said Rudy Adolf, Founder, CEO and Chairman of Focus Financial Partners. “I am particularly excited because Joe began at BlackRock when it was a relatively small organization, but had a key role throughout its exponential growth and development. His guidance will be invaluable as Focus continues to aggressively expand its business, both in the U.S. and internationally..”

Prior to joining BlackRock, Feliciani was the Controller of PNC’s asset management business. During his tenure with PNC, he also held various management positions in the finance group including corporate accounting, financial planning and analysis and strategy. He holds a Bachelors degree in Accounting from Temple University in Philadelphia.

###

About Focus Financial Partners Inc.

Focus Financial Partners Inc. (NASDAQ: FOCS) (“Focus”) is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives. For more information about Focus Financial Partners, please visit www.focusfinancialpartners.com.

Investor and Media Contact Information

Tina Madon

Senior Vice President

Head of Investor Relations & Corporate Communications
Tel: (646) 813-2909
tmadon@focuspartners.com